Exhibit 99.4(b)(3)


                        INVESTMENT SUB-ADVISORY AGREEMENT
                                     BETWEEN
                        RETIREMENT SYSTEM INVESTORS INC.
                                       AND
                        NEUBERGER BERMAN MANAGEMENT INC.

                  THIS AGREEMENT effective as of October 2, 2002 between Retirement System Investors Inc., a Delaware corporation (the "Manager"), and Neuberger Berman Management Inc., New York, New York (the "Sub-Adviser").


                              W I T N E S S E T H :

                  WHEREAS, RSI Retirement Trust ("Trust"), a trust organized and existing pursuant to an Agreement and Declaration of Trust, made as of October 22, 1940, as amended from time to time ("Agreement and Declaration of Trust") provides benefits for the employees (and their beneficiaries) of savings institutions, related organizations and other corporate entities which have established plans of participation and individual retirement accounts ("Unitholders") in the Trust;

                  WHEREAS, the Trust is an investment company registered under the Investment Company Act of 1940, as amended (the "Act"); and

                  WHEREAS, the Trustees of the Trust ("Trustees") are vested with authority for the management and control of the assets of the Trust in accordance with the provisions of the Agreement and Declaration of Trust and in furtherance of such authority are vested with the power to designate an investment manager or managers (as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA") to manage (including the power to acquire and dispose of) the assets of any of the Investment Funds (as defined in the Agreement and Declaration of Trust) of the Trust; and

                  WHEREAS, the Trust and the Manager have entered into an Investment Management Agreement dated August 1, 1993 and amended and restated May 1, 2000, pursuant to which the Manager may designate Sub-Advisers to perform certain investment advisory functions under the supervision of the Manager and the Trustees; and

                  WHEREAS, the Manager wishes to appoint the Sub-Adviser to manage a portion of the assets of an Investment Fund of the Trust, to act in such capacity in the manner set forth in this Agreement, and the Sub-Adviser is willing to act in such capacity in accordance with the provisions of this Agreement;

                  NOW, THEREFORE, the Manager hereby agrees with the Sub-Adviser as follows:


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


                  1. Appointment of the Sub-Adviser

                  A. The Manager hereby designates, appoints, engages and retains the Sub-Adviser as investment manager of the assets comprising the Investment Fund of the Trust referred to on Schedule A hereto ("Investment Fund"), or such portion thereof as shall be designated by the Manager ("Account").

                  B. The Sub-Adviser hereby accepts appointment to manage the assets of the Account. The Sub-Adviser hereby represents and warrants that it is a qualified investment manager, as defined in Section 3(38) of ERISA, without regard to subpart (c) of said Section. The Sub-Adviser agrees that although it may not be subject to the provisions of Title I of ERISA in carrying out its duties and responsibilities under this Agreement, it shall act in accordance with the requirements of ERISA Section 404 (29 U.S.C. 1104) as applicable to fiduciaries as defined under ERISA. References to ERISA in this Agreement shall be deemed to contemplate all judicial or administrative interpretations and all statutory and administrative exemptions which would be applicable only with respect ERISA Section 404, in the circumstances and to the parties in question were this Agreement subject to ERISA.

                  C. Notwithstanding any references to ERISA contained herein, except those made with specific regard to ERISA Section 404, Sub-Adviser shall at all times act in conformity with the Act and the rules and regulations promulgated thereunder.

                  D. The term of this Agreement shall commence on the date hereof and shall remain in full force and effect until February 28, 2003, and, provided that approval by a vote of the majority of the outstanding shares (as defined in the Act) of the Investment Fund is obtained prior to February 28, 2003, shall continue thereafter until October 2, 2004 and thereafter from year to year provided that such continuance is specifically approved in the manner required by the Act.

                  E. Manager has received Part II of Sub-Adviser's Form ADV (which contains important information concerning Sub-Adviser's services, charges and brokerage placement activities).

                  F. Manager shall promptly deliver such information, papers and documents required by Sub-Adviser or reasonably requested by Sub-Adviser in connection with the performance of its duties under this Agreement.

                  G. Manager understands and agrees that it shall be the sole and exclusive responsibility of the Manager to ensure the Investment Fund's compliance with the requirements of the Act and other relevant statutes, rules and regulations, including, but not limited to, the Internal Revenue Code requirements applicable to registered investment companies. Sub-Adviser understands and agrees that, with respect to the Account, it shall be responsible for following the investment guidelines and restrictions set forth in the Prospectus and Statement of Additional Information of the Investment Fund, and any other requirements specifically requested by the Manager.


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                  2. Assets of the Account

                  The Manager shall certify or cause to be certified to the Sub-Adviser the assets comprising the Account as of the commencement of the term of this Agreement. The Manager may add to the Account assets acceptable to the Sub-Adviser or withdraw assets from the Account at any time or from time to time by notification to the Sub-Adviser. The Account shall consist of the assets certified to the Sub-Adviser as aforesaid, or any assets into which the same may be converted from time to time, together with any income therefrom or any other increment thereon and assets as aforesaid, less assets withdrawn as aforesaid.

                  3. Investment Powers

                  A. Subject to the provisions of paragraph B of this Section 3, the Sub-Adviser shall have exclusive authority and discretion, subject to and consistent with the investment objectives and policies of the Investment Fund as set forth in the current Prospectus of the Trust delivered to the Sub-Adviser ("Prospectus") and as specified in writing from time to time by the Trustees or the Manager and accepted by the Sub-Adviser, to manage (including the power to acquire and dispose of) the assets of the Account, and, without limiting the generality of the foregoing, to direct the Trustees in the exercise of the powers relating to the Account which are specified in the Agreement and Declaration of Trust as subject to such direction.

                  B. Notwithstanding the provisions of paragraph A of this
Section 3, it is understood and agreed that an investment manager other than the Sub-Adviser may lend securities from the Account and may invest assets of the Account on a temporary basis pending permanent investment or distribution, and, to the extent not inconsistent with ERISA, the Sub-Adviser shall have no liability or responsibility with respect to the exercise of such authority by such other investment manager; provided, however, that the Sub-Adviser shall coordinate the exercise of its authority hereunder which may be affected by the exercise of such authority by the other investment manager in such manner appropriate to the exercise of its authority as shall be agreed upon by the Sub-Adviser and such other investment manager. The Trustees will advise the Manager, and the Manager will advise the Sub-Adviser in writing, of any arrangement with respect to any proposed lending of securities from the Account.

                  C. The Sub-Adviser shall consult with the Manager or the Trustees at such times as the Manager or the Trustees shall reasonably request with respect to the overall investment policy of the Account.

                  4. Standard of Care

                  A. The Sub-Adviser shall invest the assets of the Account in the manner provided herein and shall have no duty or responsibility with respect to the diversification of the assets of the Trust, except with respect to the diversification of the assets of the Account as contemplated by the Prospectus.


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                  B. Except as provided in ERISA specifically with respect to the standard of care owed by a fiduciary (as defined therein), the Sub-Adviser will be under no liability or obligation to anyone with respect to any failure on the part of the Manager or any other investment manager to perform any of their obligations under any agreement affecting the Account or under the terms of this Agreement or for any error or omission whatsoever on the part of the Manager or any other investment manager.

                  C. The Sub-Adviser shall not be liable for the making, retention or sale of any investment or reinvestment made by it as herein provided, nor for any loss to or diminution of the value of the property of the Account; provided, however, that the Sub-Adviser has acted in the premises with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent man acting in like capacity and familiar with such matters would use in the conduct of any enterprise of a like character and with like aims and in accordance with such other requirements of ERISA as applicable generally to fiduciaries under ERISA; provided, further, however, that nothing in this Agreement shall protect the Sub-Adviser against any liability to the Manager, the Trust or Unitholders to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or by reason of its reckless disregard of its obligations and duties hereunder.

                  5. General Provisions

                  A. Compensation for the services of the Sub-Adviser will be as set forth in Schedule A hereto.

                  B. With respect to securities in the Account, the Sub-Adviser shall purchase such securities from or through and sell such securities to or through such persons, brokers or dealers as the Sub-Adviser shall deem appropriate to carry out the policy with respect to brokerage as set forth in the Prospectus or as the Manager or the Trustees of the Trust may direct from time to time. It is understood that it is desirable for the Trust that the Sub-Adviser have access to supplemental research and security and economic analysis and statistical services and information with respect to the availability of securities or purchasers or sellers of securities provided by brokers and of use to the Trust although such access may require the allocation of brokerage business to brokers who execute transactions at a higher cost to the Trust than other brokers who provide only execution of portfolio transactions. Therefore, the Sub-Adviser is authorized to place orders for the purchase and sale of securities with such brokers, including affiliates of the Sub-Adviser, subject to review by the Manager from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with its services to other clients.

                  B.1. Authorization of Sub-Adviser to Act as Broker and Retain Commissions Under 11(a) and ERISA. Manager acknowledges: a) receipt of a copy of ERISA Prohibited Transaction Class Exemption 86-128 which permits an independent fiduciary to authorize an investment manager to also provide brokerage services,
b) a form which can be used to terminate such authorization, c) Sub-Adviser's ADV Part II which describes its brokerage placement activities, and d) the opportunity to request additional information with regard to Sub-Adviser's brokerage placement activities. To the extent permitted under the above exemption and Section 11(a)(1)(H) of the Securities Exchange Act of 1934, Manager authorizes Sub-Adviser to act as broker for the account, to effect transactions for the Account on the floors of national exchanges of which Sub-Adviser is a member, and to otherwise perform brokerage functions and to receive brokerage compensation. This authorization is given and this agreement is signed by an independent fiduciary not affiliated with Sub-Adviser. Sub-Adviser will provide annual information statements disclosing the amount of the aggregate compensation it receives for effecting such transactions and such other information as is required under the Act or by the Manager. This authorization may be terminated at any time without penalty, effective when Sub-Adviser receives written notice thereof, whether on the termination form which Manager has received from Sub-Adviser or otherwise.

                  B.2. Selection of Brokers. Whether using Sub-Adviser or others as broker, when Sub-Adviser selects a broker, Sub-Adviser will seek to obtain the best results for Manager. Sub-Adviser's selection of a broker will take into account such relevant factors as (a) price, (b) the broker's facilities, reliability and financial responsibility, (c) the ability of the broker to effect securities transactions, particularly with regard to such aspects as timing, order size, and execution of orders, and (d) the research services provided by other brokers to Sub-Adviser which are expected to enhance general portfolio management capabilities, notwithstanding that Manager may not be the direct or exclusive beneficiary of all of such services. Since commissions are a component of price, commission rates are one factor considered in periodic checking of the foregoing factors. Sub-Adviser is not required to use brokers solely because they charge the lowest commission. Subject to these factors, when permitted by applicable law, Sub-Adviser intends to use itself as the primary broker for the Account.

                       Manager has entered and will enter in arrangements with various brokerage firms to direct brokerage commissions generated by trades made on behalf of the Account through said various firms. Manager will notify Sub-Adviser, in writing, of the various brokers and approximate percentage of trades to be directed to said brokers. Sub-Adviser is requested to use it's best efforts to utilize the brokerage services of said firms.

                       Manager acknowledges and agrees that Sub-Adviser has not had any role in, and does not have any responsibility for, my selection of this broker including, but not limited to, commissions charged by such brokers, and the nature and quality of executions provided by such brokers. As such, Sub-Adviser cannot ensure in any given transaction that it will be able to obtain the best price and execution for the Account. Manager also hereby acknowledges and agrees that Manager's selection of this broker may result in Manager and the Account not receiving certain benefits afforded Sub-Adviser's clients for whom Sub-Adviser does provide brokerage. These benefits include, but are not limited to, potential efficiencies in execution, clearance and settlement, resulting from, among other things, the bunching of orders for various clients.

                  Manager understands and agrees that brokerage will not be generated in the Account or that brokerage will be allocated in any circumstances where, in Sub-Adviser's best


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


judgement, the allocation of such brokerage would not be consistent with Sub-Adviser's fiduciary obligations to obtain best price and best execution or where Sub-Adviser is not confident of the various brokers execution capability for that particular transaction. On any transactions in which Sub-Adviser is unable to allocate the brokerage to designated firms, Sub-Adviser will incur no liability.

                  B.3. Participation in Fees and Commissions. Employees of Sub-Adviser with responsibilities for supervision of the Account may receive a portion of the investment advisory fee and they may benefit from the brokerage commissions paid to Sub-Adviser.

                  B.4. Sub-Adviser's Combined Services and Remuneration. Manager understands that (i) the advisory fee rate provided for in this Agreement is based upon Manager's agreement that Sub-Adviser may select brokers and dealers and use itself as broker in accordance with the standards set forth in this agreement and (ii) that other brokers and dealers and/or investment advisers may be willing to provide brokerage services and/or investment management services to Manager which either separately or together would cost the Manager less than the advisory fee and/or brokerage commissions charged by Sub-Adviser hereunder.

                  B.5. Bunching of Orders and Average Pricing. When Sub-Adviser acts as a broker for Manager, Sub-Adviser in its sole discretion may elect to combine or "bunch" an order entered for Manager with an order or orders entered for the same security for other clients or customers of Sub-Adviser to secure certain efficiencies and results with respect to execution, clearance and settlement of such orders. If a bunched order is executed in parts at different prices, or if two or more separate orders for two or more of Sub-Adviser's clients or customers which are entered at approximately the same time on any day are executed at different prices, Sub-Adviser, in its discretion, may employ an average price at which such securities were purchased or sold for each Sub-Adviser client or customer for whom such orders were executed. In making decisions concerning bunching and/or price averaging and allocating the securities so sold or purchased and the related transaction expenses, Sub-Adviser will act in the manner Sub-Adviser considers to be most equitable, taking into consideration its fiduciary duties to all of its clients. In some instances bunching or price averaging may adversely affect the price paid or received by the Account or the number of shares of a security bought or sold for the Account.

                  C. This Agreement shall automatically terminate in the event of its "assignment" (as that term is defined in the Act).

                  D. This Agreement may be terminated, without the payment of any penalty, by either party hereto or by the Trust on not more than sixty (60) days' nor less than thirty (30) days' written notice delivered or mailed by registered mail, postage prepaid, to the other party; any such termination on behalf of the Trust to be pursuant to a vote of the Trustees or by a vote of a majority of the outstanding voting securities of the Trust.

                  E. The Sub-Adviser may rely on the authenticity, truth and accuracy of, and will be fully protected in acting upon:


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


                  (a) Any notice, direction, certification, approval or other writing of the Manager, if evidenced by an instrument signed by the President, a Vice President, the Treasurer or the Assistant Treasurer of the Manager;

                  (b) Any copy of a resolution of the Trustees, if certified by the Secretary of the Trust;

                  (c) Any notification or information provided by the custodian of the assets in the Account, if evidenced by an instrument signed by an officer of the custodian;

                  (d) Any oral notice or instruction reasonably believed to be genuine and to be given by the Manager or the Trustees or its or their authorized delegate or by the custodian or any other investment manager.

                  F. The Sub-Adviser may rely on, and will be fully protected with respect to any action taken or omitted in reliance on, any information, statement or certificate delivered to the Sub-Adviser by the Manager or the Trustees with respect to any matter concerning the Trust and the operation and administration of the Account. The Sub-Adviser is expressly authorized to consult with the Manager with respect to any matters arising in the administration of the Account and to act on the advice of the Manager, provided nothing herein shall limit the full responsibility of the Sub-Adviser for the management of the assets of the Account as provided herein.

                  G. Communications from the Sub-Adviser to the Manager shall be addressed to:

                         Retirement System Investors Inc.
                         317 Madison Avenue
                         New York, New York 10017-5201
                         Attn.:  Stephen P. Pollak
                                 Executive Vice President, Counsel and Secretary

Communications to the Sub-Adviser from the Manager or the Trustees shall be addressed to the address set forth in Schedule A hereto. In the event of a change of address, communications shall be addressed to such new address as designated in a written notice from the Manager, the Trustees or the Sub-Adviser, as the case may be. All communications addressed in the above manner and by ordinary mail, registered mail or delivered by hand shall be sufficient under this Agreement.

                  H. Proxies. Manager authorizes and directs Sub-Adviser to vote by proxy or otherwise all shares held in the Account and to receive on Manager's behalf all proxy soliciting materials, annual reports, interim reports and other related issuer material. Sub-Adviser, as a fiduciary to the Account, shall exercise such voting rights in a manner which Sub-Adviser reasonably believes will maximize the long-term value of the Account and is in accordance with the best interests of the Account. This authorization and direction to vote all shares is terminable


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


at will by the Manager and remains in effect only until Sub-Adviser receives written notice of termination. If Sub-Adviser's authorization to vote shares is terminated, Sub-Adviser will thereafter no longer be a fiduciary of the Account with respect to the voting of such proxies. Manager shall then receive all proxy and other issuer material and shall vote such proxies. Sub-Adviser, may, in its discretion, elect to use one or more proxy voting services in fulfilling its obligations hereunder.

                  I. Sub-Adviser's Other Accounts. Sub-Adviser and its affiliates manage accounts and perform investment advisory and brokerage services for others. Particular facts unique to particular accounts, such as investment objectives and cash availability, affect investment decisions. Purchases, sales and investment advice are based upon the judgment of the portfolio manager supervising the particular account and each portfolio manager is encouraged to use those investment techniques and methods with which the portfolio manager has been most successful. Sub-Adviser and its affiliates, officers and employees may have an interest in an issue of a security, the purchase or sale of which is recommended or which is purchased, sold, held or otherwise traded for the Account. Sub-Adviser and such related parties may sell or recommend the sale of a particular security for certain accounts (including accounts in which they have an interest) and may buy or recommend the purchase of such security for other accounts and accordingly, transactions in a particular account may not be consistent with transactions in other accounts or investment recommendations. When there is a limited supply of a security Sub-Adviser will endeavor to allocate or rotate investment opportunities, but Sub-Adviser cannot assure comparable performance results for comparable accounts.

                  J. Sub-Adviser as Market-Maker. Sub-Adviser makes a market in certain securities ("market-making securities"). Sub-Adviser will not, as principal, buy or sell any market-making securities from or to the Account, but Sub-Adviser may purchase and sell such market-making securities for the Account through other market-makers, dealers or brokers. Manager acknowledges that since the purchase and sale of market-making securities may affect the price of such market-making securities, Sub-Adviser may indirectly benefit from the purchase or sale of such market-making securities for the Account.

                  K. Custodian Selected by Manager. This Agreement contemplates that Manager shall select the custodian to the Account. If the Assets shall be held in the custody of a bank, trust company or other entity, such entity shall be selected by the Manager. Manager understands and acknowledges that Sub-Adviser shall have no responsibility, liability, duty or obligation with respect to the selection of the custodian, custody arrangements or the acts, omissions or other conduct of the custodian, including investment by the custodian of cash in the Account, pricing, reporting functions, the security of data maintained by the custodian, whether electronically stored or otherwise, or the custodian's failure to obtain and maintain adequate insurance for the account, including but not limited to that which is offered by the Securities Investor Protection Corporation ("SIPC") or the Federal Insurance Deposit Corporation ("FDIC"), nor for any fees, charges or expenses that may be owed to the custodian.

                  L. Consent to Change in Business Organization. To the extent permitted by the Act, Manager consents to any assignment of this agreement and any and all of Sub-Adviser's


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


rights, duties and obligations hereunder if (i) such assignment is to a Sub-Adviser entity, (ii) Sub-Adviser shall give written notice of such assignment to Manager, and (iii) Manager shall continue to receive the services performed by such assignee without objection for a period of forty-five days after such notice. The foregoing provisions shall apply and inure to the benefit of Sub-Adviser and all such successive assignees. As used in this paragraph, the term "assignment to a Sub-Adviser entity" means an assignment caused by the incorporation of Sub-Adviser or other reorganization of Sub-Adviser by virtue of which there is a transfer of Sub-Adviser's rights, duties and obligations under this agreement to another entity or entities but where after such assignment the direct or indirect ownership of such entities remains substantially the same as the ownership of Sub-Adviser immediately prior to such assignment and where the personnel who manage the Account remain substantially the same.

                  M. Manager is familiar with Federal laws and regulations regarding foreign assets controls blocking the property of sanctioned countries and entities and prohibiting transactions with designated countries and entities, including regulations and appendices compiled in Chapter V of Title 31 of the U.S. Code of Federal Regulations and Executive Order 13224 of September 23, 2001 blocking property and prohibiting transactions with persons who commit, threaten to commit, or support terrorism (collectively the "OFAC Regulations and Executive Order"), and the Iran and Libya Sanctions Act ("ILSA"). Manager complies at all times, and will continue to comply at all times, with the OFAC Regulations and Executive Order and ILSA. Manager has not taken and will not take any action (including through the direct or indirect use of accounts of Sub-Adviser) that could place Sub-Adviser in violation of the OFAC Regulations and Executive Order and ILSA, or any regulation, license or order issued pursuant thereto.

                  N. Manager is familiar with Federal laws prohibiting money laundering, including but not limited to 18 U.S.C. ss. 1956 (laundering of monetary instruments) and 18 U.S.C. ss. 1957 (engaging in monetary transactions in property derived from specified unlawful activity) and State and local criminal statutes pertaining to the movement of illicit cash or cash equivalent proceeds and all amendments thereto (collectively, "Anti-Money Laundering Laws"). Manager complies at all times, and will continue to comply at all times, with the Anti-Money Laundering Laws. Among others, such compliance will include reasonable measures to prevent Manager or his prospects from (1) knowingly engaging in, aiding, conducting or attempting to conduct any financial transaction that involves proceeds of or property representing proceeds of some form of activity that constitutes a felony under State, Federal or foreign law, including, but not limited to, those activities specified in 18 U.S.C. ss. 1956(c)(7) ("Unlawful Activity"); (2) transporting, transmitting, transferring or attempting to transport, transmit or transfer a monetary instrument or funds with the intent to promote the carrying on of Unlawful Activity; (3) knowingly engaging in, aiding, conducting or attempting to conduct any financial transaction that is intended to conceal or disguise the nature, the location, the source, the ownership, or the control of the proceeds of Unlawful Activity; and (4) knowingly engaging in, aiding, conducting or attempting to conduct any financial transaction involving individuals or entities who are prohibited by operation of United States law from engaging in financial or monetary transactions within the United States and its territories.


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


                  O. The Manager shall perform all normal and customary due diligence inquires regarding each of its clients, including, but not limited to, other brokers, banks, or financial intermediaries. Such due diligence shall be inclusive of, but not limited to, ascertaining sufficient relevant demographic information, including underlying ownership interests, beneficial or otherwise, investment objectives and risk tolerances so as to satisfy Manager's "know-your customer" obligations as that term is defined under all applicable law. Manager shall provide any and all such information to the Sub-Adviser as the Manager deems necessary for purposes of managing the Account. To the extent Manager is unable to meet the foregoing requirements, it shall contract with any and all third parties as necessary to effectuate the underlying due diligence. Manager will use reasonable care in selecting any third party and shall indemnify and hold Sub-Adviser harmless for any damages or liability resulting from a breach of this Section.

                  P. All agreements hereunder will be governed by the laws of the State of New York, without reference to such State's conflict of law rules.

                  Q. No term or provision of this Agreement may be amended, modified or waived without the affirmative vote or action by written consent of the Trustees and the written agreement of the Manager and the Sub-Adviser and in accordance with the Act.

                  IN WITNESS WHEREOF, the Manager and the Sub-Adviser have executed this Agreement, effective as of the date of this Agreement first set forth above.

                                   RETIREMENT SYSTEM INVESTORS INC.

                                   By:    /s/ Stephen P. Pollak
                                       -----------------------------------------
                                   Title: Executive Vice President, Counsel and Secretary


                                   NEUBERGER BERMAN MANAGEMENT INC.

                                   By:  /s/ Salvatore D'Elia
                                       -----------------------------------------

                                   Title:   Managing Director
                                          --------------------------------------


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


                                   SCHEDULE A

                              RSI RETIREMENT TRUST
                        INVESTMENT SUB-ADVISORY AGREEMENT

Name of Sub-Adviser:      Neuberger Berman Management Inc.

Address:                  605 Third Avenue
                          New York, New York 10158-3698

Attention:                Mr. Enrique J.M. Lopez-Balboa, II
                          Vice President

Investment Fund:          Emerging Growth Equity Fund

Compensation Terms:

Terms used herein shall have the meaning used in the Investment Sub-Advisory Agreement between the Manager and the Sub-Adviser ("Agreement"). The Manager agrees to pay to the Sub-Adviser, as full compensation and reimbursement for the services to be rendered pursuant to the Agreement and any expenses incurred in connection therewith, a fee at the end of each fiscal quarter of the Trust, computed by applying the following rate to that portion of the assets of the RSI Retirement Trust's Emerging Growth Equity Fund portfolio managed by the Sub-Adviser:

         Effective October 2, 2002, 0.80% up to $100 million of assets. The fee for assets of $100 million or more will be negotiated.

Billing is done for each quarter on the basis of services performed during that particular quarter. The quarterly fee is calculated on the basis of the average of the asset value as of the last day of each month of each calendar quarter, equal to one-fourth of the annual rate.

If the Agreement commences on a date other than on the beginning of any such quarterly period or terminates on a date other than the end of any such quarterly period, the fee payable hereunder shall be proportionately reduced according to the number of days during such period services were rendered by the Sub-Adviser.


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


         IN WITNESS WHEREOF, the parties to the Agreement, effective as of October 2, 2002, have executed this Schedule A, effective as of the same dates.

                                  RETIREMENT SYSTEM INVESTORS INC.

                                  By:  /s/ Stephen P. Pollak
                                     -------------------------------------------
                                  Title: Executive Vice President, Counsel and Secretary



                                  NEUBERGER BERMAN MANAGEMENT INC.

                                  By:  /s/ Salvatore D'Elia
                                     -------------------------------------------

                                  Title:   Managing Director
                                        ----------------------------------------


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